Exhibit 99.3

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Unitholders of Valero Energy Partners LP and
the Board of Directors of Valero Energy Partners GP LLC
We have audited the accompanying consolidated balance sheets of Valero Energy Partners LP and its subsidiaries (the Partnership) as of December 31, 2014 and 2013, and the related consolidated statements of income, partners’ capital, and cash flows for each of the years in the three-year period ended December 31, 2014. These consolidated financial statements are the responsibility of the Partnership’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Valero Energy Partners LP and its subsidiaries as of December 31, 2014 and 2013, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2014, in conformity with U.S. generally accepted accounting principles.

/s/ KPMG LLP

San Antonio, Texas
September 24, 2015

VALERO ENERGY PARTNERS LP
CONSOLIDATED BALANCE SHEETS
(in thousands)

	December 31,
	2014 (a)	2013 (b)
ASSETS
Current assets:
Cash and cash equivalents	$236,579	$375,118
Receivables from related party	8,499	7,150
Prepaid expenses and other	727	276
Total current assets	245,805	382,544
Property and equipment, at cost	819,104	754,666
Accumulated depreciation	(174,530)	(153,425)
Property and equipment, net	644,574	601,241
Deferred charges and other assets, net	1,385	1,714
Total assets	$891,764	$985,499
LIABILITIES AND PARTNERS’ CAPITAL
Current liabilities:
Current portion of capital lease obligations	$1,200	$1,048
Accounts payable	4,297	8,289
Accrued liabilities	1,054	158
Taxes other than income taxes	765	734
Deferred revenue from related party	124	85
Total current liabilities	7,440	10,314
Capital lease obligations, net of current portion	1,519	3,079
Deferred income taxes	830	941
Other long-term liabilities	1,065	1,092
Commitments and contingencies
Partners’ capital:
Common unitholders – public (17,255,208 and 17,250,000 units outstanding)	374,954	369,825
Common unitholder – Valero (11,539,989 and 11,539,989 units outstanding)	58,844	75,998
Subordinated unitholder – Valero (28,789,989 and 28,789,989 units outstanding)	146,804	189,601
General partner – Valero (1,175,102 and 1,175,102 units outstanding)	4,617	6,167
Net investment	295,691	328,482
Total partners’ capital	880,910	970,073
Total liabilities and partners’ capital	$891,764	$985,499
_____________
(a) Financial information has been retrospectively adjusted for the acquisition of the Houston and St. Charles Terminal Services Business from Valero Energy Corporation. See Notes 1 and 3.
(b) Financial information has been retrospectively adjusted for the acquisitions of the Texas Crude Systems Business and the Houston and St. Charles Terminal Services Business from Valero Energy Corporation. See Notes 1 and 3.
See Notes to Consolidated Financial Statements.

VALERO ENERGY PARTNERS LP
CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per unit data)

	Year Ended December 31, (a)
	2014	2013	2012
Operating revenues – related party	$129,180	$124,985	$115,889
Costs and expenses:
Operating expenses	70,507	68,529	72,375
General and administrative expenses	12,597	7,456	6,781
Depreciation expense	26,953	25,162	23,072
Total costs and expenses	110,057	101,147	102,228
Operating income	19,123	23,838	13,661
Other income, net	1,504	309	337
Interest expense	(872)	(198)	(307)
Income before income taxes	19,755	23,949	13,691
Income tax expense	548	1,434	553
Net income	19,207	22,515	13,138
Less: Net income (loss) attributable to Predecessor	(40,074)	20,474	13,138
Net income attributable to partners	59,281	2,041	$—
Less: General partner’s interest in net income	1,379	41
Limited partners’ interest in net income	$57,902	$2,000

Net income per limited partner unit – basic and diluted:
Common units	$1.01	$0.03
Subordinated units	$1.01	$0.03

Weighted-average limited partner units outstanding:
Common units – basic	28,790	28,790
Common units – diluted	28,791	28,790
Subordinated units – basic and diluted	28,790	28,790

Cash distribution declared per unit	$0.941	$0.037
_____________
(a) Financial information has been retrospectively adjusted for the acquisitions of the Texas Crude Systems Business and the Houston and St. Charles Terminal Services Business from Valero Energy Corporation. See Notes 1 and 3.
See Notes to Consolidated Financial Statements.

VALERO ENERGY PARTNERS LP
CONSOLIDATED STATEMENTS OF PARTNERS’ CAPITAL
(in thousands)

	Partnership
	Common Unitholders Public	Common Unitholder Valero	Subordinated Unitholder Valero	General Partner Valero	Net Investment	Total
Balance as of December 31, 2011 (a)	$—	$—	$—	$—	$477,442	$477,442
Net income attributable to Predecessor (a)	—	—	—	—	13,138	13,138
Net transfers from Valero Energy Corporation (a)	—	—	—	—	18,820	18,820
Balance as of December 31, 2012 (a)	—	—	—	—	509,400	509,400
Net income:
Attributable to Predecessor (a)	—	—	—	—	20,474	20,474
Attributable to partners	599	401	1,000	41	—	2,041
Net transfers from Valero Energy Corporation (a)	—	—	—	—	65,432	65,432
Prefunding of capital projects by Valero Energy Corporation	—	—	—	—	3,500	3,500
Allocation of net investment to unitholders	—	75,597	188,601	6,126	(270,324)	—
Proceeds from initial public offering, net of offering costs	369,226	—	—	—	—	369,226
Balance as of December 31, 2013 (a)	369,825	75,998	189,601	6,167	328,482	970,073
Net income (loss):
Attributable to Predecessor (a)	—	—	—	—	(40,074)	(40,074)
Attributable to partners	17,346	11,605	28,951	1,379	—	59,281
Net transfers from Valero Energy Corporation (a)	—	—	—	—	87,399	87,399
Allocation of Valero Energy Corporation’s net investment in the Texas Crude Systems Business	—	22,276	55,572	2,268	(80,116)	—
Consideration paid to Valero Energy Corporation for the Texas Crude Systems Business	—	(42,818)	(106,822)	(4,360)	—	(154,000)
Cash distributions to unitholders	(12,281)	(8,217)	(20,498)	(837)	—	(41,833)
Distribution equivalent right payments	(4)	—	—	—	—	(4)
Unit-based compensation	68	—	—	—	—	68
Balance as of December 31, 2014 (b)	$374,954	$58,844	$146,804	$4,617	$295,691	$880,910
_____________
(a) Financial information has been retrospectively adjusted for the acquisitions of the Texas Crude Systems Business and the Houston and St. Charles Terminal Services Business from Valero Energy Corporation. See Notes 1 and 3.
(b) Financial information has been retrospectively adjusted for the acquisition of the Houston and St. Charles Terminal Services Business from Valero Energy Corporation. See Notes 1 and 3.
See Notes to Consolidated Financial Statements.

VALERO ENERGY PARTNERS LP
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Year Ended December 31, (a)
	2014	2013	2012
Cash flows from operating activities:
Net income	$19,207	$22,515	$13,138
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation expense	26,953	25,162	23,072
Deferred income tax expense	43	941	—
Changes in current assets and current liabilities	(1,318)	(2,947)	250
Changes in deferred charges and credits and other operating activities, net	(34)	(421)	(438)
Net cash provided by operating activities	44,851	45,250	36,022
Cash flows from investing activities:
Capital expenditures	(69,928)	(109,812)	(56,120)
Acquisition of the Texas Crude Systems Business from Valero Energy Corporation	(80,116)	—	—
Proceeds from dispositions of property and equipment	54	8	—
Net cash used in investing activities	(149,990)	(109,804)	(56,120)
Cash flows from financing activities:
Repayments of capital lease obligations	(1,048)	(1,059)	(970)
Offering costs	(3,223)	—	—
Prefunding of capital projects by Valero	—	3,500	—
Proceeds from initial public offering, net of offering costs	—	372,449	—
Debt issuance costs	(1,071)	(572)	—
Excess purchase price paid to Valero Energy Corporation over the carrying value of the Texas Crude Systems Business	(73,884)	—	—
Cash distributions to unitholders and distribution equivalent right payments	(41,837)	—	—
Net transfers from Valero Energy Corporation	87,663	65,354	21,068
Net cash provided by (used in) financing activities	(33,400)	439,672	20,098
Net increase (decrease) in cash and cash equivalents	(138,539)	375,118	—
Cash and cash equivalents at beginning of year	375,118	—	—
Cash and cash equivalents at end of year	$236,579	$375,118	$—
_____________
(a) Financial information has been retrospectively adjusted for the acquisitions of the Texas Crude Systems Business and the Houston and St. Charles Terminal Services Business from Valero Energy Corporation. See Notes 1 and 3.
See Notes to Consolidated Financial Statements.

VALERO ENERGY PARTNERS LP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	BUSINESS, INITIAL PUBLIC OFFERING, AND BASIS OF PRESENTATION
Business
Valero Energy Partners LP (the Partnership) is a fee-based master traditional limited partnership formed by Valero (defined below) in July 2013 to own, operate, develop, and acquire crude oil and refined petroleum products pipelines, terminals, and other transportation and logistics assets.
References in this report to “Partnership,” “we,” “us,” or “our” refer to Valero Energy Partners LP, one or more of its consolidated subsidiaries, or all of them taken as a whole. References in this report to “Valero” refer collectively to Valero Energy Corporation and its subsidiaries, other than Valero Energy Partners LP, any of its subsidiaries, or its general partner.
On December 16, 2013, the Partnership completed its initial public offering (the Offering) of 17,250,000 common units representing limited partner interests. See “Initial Public Offering” below for further discussion. Immediately following the Offering, the Partnership included the assets, liabilities, and results of operations of certain crude oil and refined petroleum products pipelines, terminals, and other logistics assets previously owned and operated by Valero referred to as the Contributed Assets. We acquired the Texas Crude Systems Business and the Houston and St. Charles Terminal Services Business from Valero (collectively, the Acquisitions) on July 1, 2014 and March 1, 2015, respectively, as further described in Note 3. Our assets, including those acquired in connection with the Acquisitions, consist of crude oil and refined petroleum products pipeline and terminal systems in the United States (U.S.) Gulf Coast and U.S. Mid-Continent regions that are integral to the operations of several of Valero’s refineries.
We generate operating revenues by providing fee-based transportation and terminaling services to Valero and, prior to the Offering, our Predecessor (defined below) leased certain crude oil and refined petroleum products storage capacity to Valero.
Initial Public Offering
On December 10, 2013, the Partnership’s common units began trading on the New York Stock Exchange under the ticker symbol “VLP.” On December 16, 2013, the Partnership completed the Offering of 17,250,000 common units to the public at a price of $23.00 per unit, which included a 2,250,000 common unit over-allotment option that was fully exercised by the underwriters.
In exchange for the Contributed Assets, Valero received:

•	11,539,989 common units and 28,789,989 subordinated units, representing an aggregate 68.6 percent limited partner interest;

•	all of the incentive distribution rights; and

•	1,175,102 general partner units, representing a 2.0 percent general partner interest.
We received $396.8 million of gross proceeds from the sale of 17,250,000 common units to the public. After deducting underwriting discounts, structuring fees, and other offering costs of $27.6 million, our net proceeds from the Offering were $369.2 million. We retained the net proceeds from the Offering for general partnership purposes, which may include potential acquisitions from Valero and third parties and organic expansion

VALERO ENERGY PARTNERS LP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

capital expenditures. On July 1, 2014 and March 1, 2015, we used certain of these proceeds for the Acquisitions as further described in Note 3.
Basis of Presentation
Our consolidated financial statements include the accounts of the Partnership as well as our Predecessor. All intercompany accounts and transactions have been eliminated.
The Contributed Assets and the Acquisitions were accounted for as transfers of businesses between entities under the common control of Valero. As entities under the common control of Valero, we recorded the Contributed Assets and the Acquisitions on our balance sheet at Valero’s carrying value rather than fair value. Transfers between entities under common control are accounted for as though the transfer occurred as of the beginning of the period of transfer, and prior period financial statements and financial information are retrospectively adjusted to furnish comparative information. Accordingly, the Partnership’s financial statements and related notes have been retrospectively adjusted to include the historical results of the Acquisitions for all periods presented prior to the effective dates of each acquisition. We refer to the historical results of the Contributed Assets prior to the Offering and the Acquisitions prior to their respective acquisition dates as those of our “Predecessor.”
The combined financial statements of our Predecessor were derived from the consolidated financial statements and accounting records of Valero and reflect the combined historical financial position, results of operations, and cash flows of our Predecessor as if the Contributed Assets and the Acquisitions had been combined for periods prior to the Offering and the effective date of each acquisition.
There were no transactions between the operations of our Predecessor; therefore, there were no intercompany transactions or accounts to be eliminated in connection with the combination of those operations. In addition, our Predecessor’s statements of income include direct charges for the management and operation of our logistics assets and certain expenses allocated by Valero for general corporate services, such as treasury, accounting, and legal services. These expenses were charged, or allocated, to our Predecessor based on the nature of the expenses. Prior to the Offering and the Acquisitions, our Predecessor transferred cash to Valero daily and Valero funded our Predecessor’s operating and investing activities as needed. Accordingly, cash held by Valero at the corporate level was not allocated to us and we reflected transfers of cash to and from Valero’s cash management system as a component of net investment. These net transfers of cash were reflected as a financing activity in our statements of cash flows. We also did not include any interest income on the net cash transfers to Valero. In conjunction with the Offering, we established separate bank accounts and no longer participate in Valero’s centralized cash management system.
The financial information presented for the periods after the Offering for the Contributed Assets and after the effective dates of the Acquisitions represents the consolidated financial position, results of operations, and cash flows of the Partnership.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Reclassifications
Certain amounts previously reported for the year ended December 31, 2013 have been reclassified to conform to the 2014 presentation.

VALERO ENERGY PARTNERS LP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Principles of Consolidation
These financial statements include the accounts of Valero Energy Partners LP, its subsidiaries, and our Predecessor. All intercompany accounts and transactions have been eliminated.
Use of Estimates
The preparation of financial statements in conformity with U.S. generally accepted accounting principles (GAAP) requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from these estimates. On an ongoing basis, we review our estimates based on currently available information. Changes in facts and circumstances may result in revised estimates.
Cash and Cash Equivalents
Our cash equivalents are highly liquid investments that have a maturity of three months or less when acquired.
Receivables from Related Party
All of our receivables from related party are due from Valero and include trade receivables and nontrade receivables, net of payables to Valero for services under various agreements as more fully described in Note 4. Under these various agreements with Valero, we have the right to offset payables due to Valero against receivables from Valero.
Property and Equipment
The cost of property and equipment purchased or constructed, including betterments of property assets, is capitalized. However, the cost of repairs and normal maintenance of property and equipment is expensed when incurred. Betterments of property and equipment are those that extend the useful lives of the property and equipment or improve the safety of our operations. The cost of property and equipment constructed includes certain overhead costs allocable to the construction activities. Property and equipment also includes our 33⅓ percent undivided interest in certain assets.
When property and equipment are retired or replaced, the cost and related accumulated depreciation are eliminated, with any gain or loss reflected in depreciation expense, unless such amounts are reported separately due to materiality.
Depreciation of property and equipment is recorded on a straight-line basis over the estimated useful lives of the related assets. Leasehold improvements are amortized on a straight-line basis over the shorter of the lease term or the estimated useful life of the related asset. Assets acquired under capital leases are amortized on a straight-line basis over (i) the lease term if transfer of ownership does not occur at the end of the lease term or (ii) the estimated useful life of the asset if transfer of ownership occurs at the end of the lease term.
Impairment of Assets
Long-lived assets, which include property and equipment, are tested for recoverability whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. A long-lived asset is not recoverable if its carrying amount exceeds the sum of the undiscounted cash flows expected to result from its use and eventual disposition. If a long-lived asset is not recoverable, an impairment loss is

VALERO ENERGY PARTNERS LP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

recognized for the amount by which the carrying amount of the long-lived asset exceeds its fair value, with fair value determined based on discounted estimated net cash flows or other appropriate methods.
Asset Retirement Obligations
We record a liability, which is referred to as an asset retirement obligation, at fair value for the estimated cost to retire a tangible long-lived asset at the time we incur that liability, which is generally when the asset is purchased, constructed, or leased. We record the liability when we have a legal obligation to incur costs to retire the asset and when a reasonable estimate of the fair value of the liability can be made. If a reasonable estimate cannot be made at the time the liability is incurred, we record the liability when sufficient information is available to estimate the liability’s fair value.
Environmental Matters
Liabilities for future remediation costs are recorded when environmental assessments and/or remedial efforts are probable and the costs can be reasonably estimated. Other than for assessments, the timing and magnitude of these accruals generally are based on the completion of investigations or other studies or a commitment to a formal plan of action. Amounts recorded for environmental liabilities have not been reduced by possible recoveries from third parties and have not been measured on a discounted basis.
Net Income per Limited Partner Unit
Basic and diluted net income per limited partner unit is determined pursuant to the two-class method for master limited partnerships as further described in Note 10.
Net Investment
Net investment represents Valero’s historical investment in our Predecessor, its accumulated net earnings after taxes, and the net effect of transactions and allocations between our Predecessor and Valero. There were no terms of settlement or interest charges associated with the net investment balance.
Comprehensive Income
We have not reported comprehensive income due to the absence of items of other comprehensive income in the years presented.
Segment Reporting
Our operations consist of one reportable segment and all of our operations are conducted and assets are located in the U.S.
Revenue Recognition
Revenues are recognized for the transportation of crude oil and refined petroleum products upon delivery of actual volumes transported at contractual tariff rates. Revenues are recognized for terminaling crude oil and refined petroleum products as terminaling services are performed based on contractual rates.
As further described in Note 4, our commercial agreements (defined in Note 4) with Valero contain minimum volume commitment requirements. Under these agreements, if Valero fails to transport its minimum

VALERO ENERGY PARTNERS LP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

throughput volumes during any quarter, then Valero will pay us a deficiency payment equal to the volume of the deficiency multiplied by the tariff rate then in effect. Valero may apply the amount of any such deficiency payments as a credit for volumes transported on the applicable pipeline and terminal systems in excess of its minimum volume commitment during the following four quarters under the terms of the applicable commercial agreement. The deficiency payments are initially recorded as deferred revenue from related party. We recognize revenues for the deficiency payments at the earlier of when credits are used for volumes transported in excess of minimum volume commitments or upon the expiration of the applicable four-quarter period. The use or expiration of the credits is a reduction to deferred revenue from related party.
Certain of our commercial agreements with Valero are considered operating leases under U.S. GAAP. Lease revenue is recognized over the lease term and contingent lease revenue is recognized after minimum monthly volume commitment requirements on these leases have been met.
Prior to the Offering, our Predecessor recognized revenues under various operating leases with Valero for crude oil and refined petroleum products storage capacity.
Income Taxes
Our Predecessor’s taxable income was included in the consolidated U.S. federal income tax returns of Valero and in certain consolidated state income tax returns. Our operations are treated as a partnership for federal and state income tax purposes, with each partner being separately taxed on its share of taxable income. Therefore, we have excluded income taxes from these financial statements, except for state taxes that apply to partnerships, specifically the margin tax in Texas.
Income taxes are accounted for under the asset and liability method, as if we were a separate taxpayer rather than a member of Valero’s consolidated tax return. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred amounts are measured using enacted tax rates expected to apply to taxable income in the year those temporary differences are expected to be recovered or settled.
We classify any interest expense and penalties related to the underpayment of income taxes in income tax expense.
Financial Instruments
Our financial instruments include cash and cash equivalents, accounts receivable, accounts payable, and capital lease obligations, the fair values of which approximate their carrying amounts.
New Accounting Pronouncements
In April 2014, the provisions of Accounting Standards Codification (ASC) Topic 205, “Presentation of Financial Statements,” and ASC Topic 360, “Property, Plant, and Equipment,” were amended to change the criteria for reporting discontinued operations. The provisions of these amendments modify the definition of discontinued operations by limiting discontinued operations reporting to disposals of components of an entity that represent strategic shifts that have or will have a major effect on an entity’s operations and financial results. These amendments require additional disclosures about discontinued operations and new disclosures for other disposals of individually material components of an organization that do not meet the definition of

VALERO ENERGY PARTNERS LP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

a discontinued operation. In addition, the guidance allows companies to have significant continuing involvement and continuing cash flows with the discontinued operation. These provisions are effective prospectively for annual reporting periods beginning on or after December 15, 2014, and interim periods within those annual periods, with early adoption permitted. The adoption of this guidance effective January 1, 2015 will not affect our financial position or results of operations; however, it may result in changes to the manner in which future dispositions of operations or assets, if any, are presented in our financial statements, or it may require additional disclosures.

In May 2014, the Financial Accounting Standards Board (FASB) amended the ASC and issued a new accounting standard, Topic 606, “Revenue from Contracts with Customers,” to clarify the principles for recognizing revenue. The core principle of the new standard is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods and services. The standard also requires improved interim and annual disclosures that enable the users of financial statements to better understand the nature, amount, timing, and uncertainty of revenues and cash flows arising from contracts with customers. The new standard is effective for annual reporting periods beginning after December 15, 2016, including interim reporting periods within that reporting period, and can be adopted either retrospectively to each prior reporting period presented using a practical expedient as allowed by the new standard or retrospectively with a cumulative-effect adjustment to partners’ capital as of the date of initial application. Early adoption is not permitted. We are currently evaluating the effect that adopting this new standard will have on our consolidated financial statements and related disclosures.

In January 2015, the provisions of ASC Subtopic 225-20, “Income Statement–Extraordinary and Unusual Items” were amended to eliminate the concept of extraordinary items from U.S. GAAP as part of the FASB’s simplification initiative. The guidance eliminates the separate presentation of extraordinary items on the income statement, net of tax and the related earnings per share, but does not affect the requirement to disclose material items that are unusual in nature or infrequently occurring or to exclude those items from the estimated annual effective tax rate for interim reporting purposes. These provisions may be applied prospectively or retrospectively and are effective for annual reporting periods beginning after December 15, 2015, and interim periods within those annual periods, with early adoption permitted. The adoption of this guidance effective January 1, 2016 will not affect our financial position or results of operations; however, it may affect the manner in which future extraordinary or unusual items, if any, are presented in our financial statements.

In February 2015, the provisions of ASC Topic 810, “Consolidation” were amended to improve consolidation guidance for certain types of legal entities. The guidance modifies the evaluation of whether limited partnerships and similar legal entities are variable interest entities (VIEs) or voting interest entities, eliminates the presumption that a general partner should consolidate a limited partnership, affects the consolidation analysis of reporting entities that are involved with VIEs, particularly those that have fee arrangements and related party relationships, and provides a scope exception from consolidation guidance for certain money market funds. These provisions are effective for annual reporting periods beginning after December 15, 2015, and interim periods within those annual periods, with early adoption permitted. These provisions may also be adopted retrospectively in previously issued financial statements for one or more years with a cumulative-effect adjustment to partners’ capital as of the beginning of the first year restated. We are currently evaluating the effect that adopting this new accounting standard will have on our consolidated financial statements and related disclosures.

VALERO ENERGY PARTNERS LP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

3.	ACQUISITIONS
In connection with the Acquisitions, we entered into various agreements with Valero related to the acquisition agreements, including amended and restated schedules to our omnibus agreement, an amended and restated services and secondment agreement, lease agreements, and additional schedules to our commercial agreements. See Note 4 for a summary of the terms of these agreements.
Acquisition of Texas Crude Systems Business
On July 1, 2014, we acquired the Texas Crude Systems Business from Valero for total cash consideration of $154.0 million. The Texas Crude Systems Business is engaged in the business of transporting, terminaling, and storing crude oil and refined petroleum products through various pipeline and terminal systems that compose the McKee Crude System (supporting Valero’s McKee Refinery), the Three Rivers Crude System (supporting Valero’s Three Rivers Refinery), and the Wynnewood Products System (supporting Valero’s Ardmore Refinery).

We attributed $80.1 million of the total $154.0 million cash consideration paid to the historical carrying value of this acquisition (an investing cash outflow). The remaining $73.9 million of cash consideration paid represents the excess purchase price paid over the carrying value of this acquisition (a financing cash outflow).

Acquisition of Houston and St. Charles Terminal Services Business
On February 27, 2015, the board of directors of our general partner, following the recommendation of the conflicts committee of the board, approved our entry into a contribution agreement with Valero pursuant to which Valero contributed to us – effective March 1, 2015 – two subsidiaries that own and operate crude oil, intermediates, and refined petroleum products terminals supporting Valero’s Houston Refinery (in Houston, Texas) and St. Charles Refinery (in Norco, Louisiana) for total consideration of $671.2 million.
Under the contribution agreement, the consideration paid to Valero consisted of (i) a cash distribution of $571.2 million and (ii) the issuance of 1,908,100 common units and 38,941 general partner units having an aggregate value of $100.0 million. We funded the cash distribution to Valero with $211.2 million of our cash on hand, $200.0 million of borrowings under our revolving credit facility, and $160.0 million of proceeds from a subordinated credit agreement entered into with Valero. See Note 7 for further discussion of the borrowings under our revolving credit facility and subordinated credit agreement.

VALERO ENERGY PARTNERS LP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Reconciliation of Previously Reported to Currently Reported Financial Information
The following table presents our December 31, 2014 consolidated balance sheet adjusted for the acquisition of the Houston and St. Charles Terminal Services Business (in thousands). The assets and liabilities of the Texas Crude Systems Business are included in our previously reported consolidated balance sheet as of December 31, 2014.

	December 31, 2014
	Valero Energy Partners LP (Previously Reported)	Houston and St. Charles Terminal Services Business	Valero Energy Partners LP (Currently Reported)
ASSETS
Current assets:
Cash and cash equivalents	$236,579	$—	$236,579
Receivables from related party	8,499	—	8,499
Prepaid expenses and other	727	—	727
Total current assets	245,805	—	245,805
Property and equipment, at cost	474,843	344,261	819,104
Accumulated depreciation	(125,960)	(48,570)	(174,530)
Property and equipment, net	348,883	295,691	644,574
Deferred charges and other assets, net	1,385	—	1,385
Total assets	$596,073	$295,691	$891,764
LIABILITIES AND PARTNERS’ CAPITAL
Current liabilities:
Current portion of capital lease obligations	$1,200	$—	$1,200
Accounts payable	4,297	—	4,297
Accrued liabilities	1,054	—	1,054
Taxes other than income taxes	765	—	765
Deferred revenue from related party	124	—	124
Total current liabilities	7,440	—	7,440
Capital lease obligations, net of current portion	1,519	—	1,519
Deferred income taxes	830	—	830
Other long-term liabilities	1,065	—	1,065
Partners’ capital:
Common unitholders – public	374,954	—	374,954
Common unitholder – Valero	58,844	—	58,844
Subordinated unitholder – Valero	146,804	—	146,804
General partner – Valero	4,617	—	4,617
Net investment	—	295,691	295,691
Total partners’ capital	585,219	295,691	880,910
Total liabilities and partners’ capital	$596,073	$295,691	$891,764

VALERO ENERGY PARTNERS LP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The following table presents our previously reported December 31, 2013 consolidated balance sheet adjusted for the acquisitions of the Texas Crude Systems Business and the Houston and St. Charles Terminal Services Business (in thousands):

	December 31, 2013
	Valero Energy Partners LP (Previously Reported)	Texas Crude Systems Business	Houston and St. Charles Terminal Services Business	Valero Energy Partners LP (Currently Reported)
ASSETS
Current assets:
Cash and cash equivalents	$375,118	$—	$—	$375,118
Receivables from related party	7,150	—	—	7,150
Prepaid expenses and other	276	—	—	276
Total current assets	382,544	—	—	382,544
Property and equipment, at cost	375,542	92,785	286,339	754,666
Accumulated depreciation	(103,358)	(11,637)	(38,430)	(153,425)
Property and equipment, net	272,184	81,148	247,909	601,241
Deferred charges and other assets, net	1,714	—	—	1,714
Total assets	$656,442	$81,148	$247,909	$985,499
LIABILITIES AND PARTNERS’ CAPITAL
Current liabilities:
Current portion of capital lease obligations	$1,048	$—	$—	$1,048
Accounts payable	8,289	—	—	8,289
Accrued liabilities	158	—	—	158
Taxes other than income taxes	734	—	—	734
Deferred revenue from related party	85	—	—	85
Total current liabilities	10,314	—	—	10,314
Capital lease obligations, net of current portion	3,079	—	—	3,079
Deferred income taxes	814	127	—	941
Other long-term liabilities	644	448	—	1,092
Partners’ capital:
Common unitholders – public	369,825	—	—	369,825
Common unitholder – Valero	75,998	—	—	75,998
Subordinated unitholder – Valero	189,601	—	—	189,601
General partner – Valero	6,167	—	—	6,167
Net investment	—	80,573	247,909	328,482
Total partners’ capital	641,591	80,573	247,909	970,073
Total liabilities and partners’ capital	$656,442	$81,148	$247,909	$985,499

VALERO ENERGY PARTNERS LP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The consolidated results of operations of the Texas Crude Systems Business after the effective date of its acquisition are included in “Valero Energy Partners LP” in the table below. The combined results of operations of the Texas Crude Systems Business and the Houston and St. Charles Terminal Services Business prior to the effective dates of each acquisition are included in “Texas Crude Systems Business” and “Houston and St. Charles Terminal Services Business,” respectively. The following tables present our consolidated statements of income for the years ended December 31, 2014, 2013, and 2012 adjusted for the acquisitions of the Texas Crude Systems Business and the Houston and St. Charles Terminal Services Business (in thousands):

	Year Ended December 31, 2014
	Valero Energy Partners LP	Texas Crude Systems Business	Houston and St. Charles Terminal Services Business	Valero Energy Partners LP (Currently Reported)
Operating revenues – related party	$113,039	$16,141	$—	$129,180
Costs and expenses:
Operating expenses	27,709	4,010	38,788	70,507
General and administrative expenses	11,446	884	267	12,597
Depreciation expense	14,764	1,687	10,502	26,953
Total costs and expenses	53,919	6,581	49,557	110,057
Operating income (loss)	59,120	9,560	(49,557)	19,123
Other income, net	1,484	20	—	1,504
Interest expense	(872)	—	—	(872)
Income (loss) before income taxes	59,732	9,580	(49,557)	19,755
Income tax expense	451	97	—	548
Net income (loss)	59,281	9,483	(49,557)	19,207
Less: Net income (loss) attributable to Predecessor	—	9,483	(49,557)	(40,074)
Net income attributable to partners	$59,281	$—	$—	$59,281

VALERO ENERGY PARTNERS LP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

	Year Ended December 31, 2013
	Valero Energy Partners LP (Previously Reported)	Texas Crude Systems Business	Houston and St. Charles Terminal Services Business	Valero Energy Partners LP (Currently Reported)
Operating revenues – related party	$94,529	$30,456	$—	$124,985
Costs and expenses:
Operating expenses	24,751	7,454	36,324	68,529
General and administrative expenses	5,478	1,717	261	7,456
Depreciation expense	13,073	3,183	8,906	25,162
Total costs and expenses	43,302	12,354	45,491	101,147
Operating income (loss)	51,227	18,102	(45,491)	23,838
Other income, net	309	—	—	309
Interest expense	(198)	—	—	(198)
Income (loss) before income taxes	51,338	18,102	(45,491)	23,949
Income tax expense	1,187	247	—	1,434
Net income (loss)	50,151	17,855	(45,491)	22,515
Less: Net income (loss) attributable to Predecessor	48,110	17,855	(45,491)	20,474
Net income attributable to partners	$2,041	$—	$—	$2,041

VALERO ENERGY PARTNERS LP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

	Year Ended December 31, 2012
	Valero Energy Partners LP (Previously Reported)	Texas Crude Systems Business	Houston and St. Charles Terminal Services Business	Valero Energy Partners LP (Currently Reported)
Operating revenues – related party	$86,804	$29,085	$—	$115,889
Costs and expenses:
Operating expenses	26,249	8,224	37,902	72,375
General and administrative expenses	5,016	1,530	235	6,781
Depreciation expense	12,881	3,669	6,522	23,072
Total costs and expenses	44,146	13,423	44,659	102,228
Operating income (loss)	42,658	15,662	(44,659)	13,661
Other income, net	337	—	—	337
Interest expense	(307)	—	—	(307)
Income (loss) before income taxes	42,688	15,662	(44,659)	13,691
Income tax expense	403	150	—	553
Net income (loss)	42,285	15,512	(44,659)	13,138
Less: Net income (loss) attributable to Predecessor	42,285	15,512	(44,659)	13,138
Net income attributable to partners	$—	$—	$—	$—

VALERO ENERGY PARTNERS LP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The consolidated cash flows of the Texas Crude Systems Business after the effective date of its acquisition are included in “Valero Energy Partners LP.” The combined cash flows of the Texas Crude Systems Business and the Houston and St. Charles Terminal Services Business prior to the effective dates of each acquisition are included in “Texas Crude Systems Business” and “Houston and St. Charles Terminal Services Business,” respectively. The following tables present our consolidated statements of cash flows for the years ended December 31, 2014, 2013, and 2012 adjusted for the acquisitions of the Texas Crude Systems Business and the Houston and St. Charles Terminal Services Business (in thousands):

VALERO ENERGY PARTNERS LP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

	Year Ended December 31, 2014
	Valero Energy Partners LP	Texas Crude Systems Business	Houston and St. Charles Terminal Services Business	Valero Energy Partners LP (Currently Reported)
Cash flows from operating activities:
Net income (loss)	$59,281	$9,483	$(49,557)	$19,207
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation expense	14,764	1,687	10,502	26,953
Deferred income tax expense	11	32	—	43
Changes in current assets and current liabilities	(1,318)	—	—	(1,318)
Changes in deferred charges and credits and other operating activities, net	42	(76)	—	(34)
Net cash provided by (used in) operating activities	72,780	11,126	(39,055)	44,851
Cash flows from investing activities:
Capital expenditures	(10,194)	(1,033)	(58,701)	(69,928)
Acquisition of the Texas Crude Systems Business from Valero Energy Corporation	(80,116)	—	—	(80,116)
Proceeds from dispositions of property and equipment	54	—	—	54
Net cash used in investing activities	(90,256)	(1,033)	(58,701)	(149,990)
Cash flows from financing activities:
Repayments of capital lease obligations	(1,048)	—	—	(1,048)
Offering costs	(3,223)	—	—	(3,223)
Debt issuance costs	(1,071)	—	—	(1,071)
Excess purchase price paid to Valero Energy Corporation over the carrying value of the Texas Crude Systems Business	(73,884)	—	—	(73,884)
Cash distributions to unitholders and distribution equivalent right payments	(41,837)	—	—	(41,837)
Net transfers from (to) Valero Energy Corporation	—	(10,093)	97,756	87,663
Net cash provided by (used in) financing activities	(121,063)	(10,093)	97,756	(33,400)
Net decrease in cash and cash equivalents	(138,539)	—	—	(138,539)
Cash and cash equivalents at beginning of year	375,118	—	—	375,118
Cash and cash equivalents at end of year	$236,579	$—	$—	$236,579

VALERO ENERGY PARTNERS LP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

	Year Ended December 31, 2013
	Valero Energy Partners LP (Previously Reported)	Texas Crude Systems Business	Houston and St. Charles Terminal Services Business	Valero Energy Partners LP (Currently Reported)
Cash flows from operating activities:
Net income (loss)	$50,151	$17,855	$(45,491)	$22,515
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation expense	13,073	3,183	8,906	25,162
Deferred income tax expense	814	127	—	941
Changes in current assets and current liabilities	(2,947)	—	—	(2,947)
Changes in deferred charges and credits and other operating activities, net	(404)	(17)	—	(421)
Net cash provided by (used in) operating activities	60,687	21,148	(36,585)	45,250
Cash flows from investing activities:
Capital expenditures	(13,831)	(8,063)	(87,918)	(109,812)
Proceeds from dispositions of property and equipment	—	8	—	8
Net cash used in investing activities	(13,831)	(8,055)	(87,918)	(109,804)
Cash flows from financing activities:
Repayments of capital lease obligations	(1,059)	—	—	(1,059)
Prefunding of capital projects by Valero	3,500	—	—	3,500
Proceeds from initial public offering, net of offering costs	372,449	—	—	372,449
Debt issuance costs	(572)	—	—	(572)
Net transfers from (to) Valero Energy Corporation	(46,056)	(13,093)	124,503	65,354
Net cash provided by (used in) financing activities	328,262	(13,093)	124,503	439,672
Net increase in cash and cash equivalents	375,118	—	—	375,118
Cash and cash equivalents at beginning of year	—	—	—	—
Cash and cash equivalents at end of year	$375,118	$—	$—	$375,118

VALERO ENERGY PARTNERS LP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

	Year Ended December 31, 2012
	Valero Energy Partners LP (Previously Reported)	Texas Crude Systems Business	Houston and St. Charles Terminal Services Business	Valero Energy Partners LP (Currently Reported)
Cash flows from operating activities:
Net income (loss)	$42,285	$15,512	$(44,659)	$13,138
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation expense	12,881	3,669	6,522	23,072
Changes in current assets and current liabilities	250	—	—	250
Changes in deferred charges and credits and other operating activities, net	(436)	(2)	—	(438)
Net cash provided by (used in) operating activities	54,980	19,179	(38,137)	36,022
Cash flows from investing activities:
Capital expenditures	(7,650)	(9,141)	(39,329)	(56,120)
Net cash used in investing activities	(7,650)	(9,141)	(39,329)	(56,120)
Cash flows from financing activities:
Repayments of capital lease obligations	(970)	—	—	(970)
Net transfers from (to) Valero Energy Corporation	(46,360)	(10,038)	77,466	21,068
Net cash provided by (used in) financing activities	(47,330)	(10,038)	77,466	20,098
Net increase in cash and cash equivalents	—	—	—	—
Cash and cash equivalents at beginning of year	—	—	—	—
Cash and cash equivalents at end of year	$—	$—	$—	$—

VALERO ENERGY PARTNERS LP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

4.	RELATED-PARTY AGREEMENTS AND TRANSACTIONS
Predecessor Transactions
Our Predecessor was part of the consolidated operations of Valero and all of our revenues were derived from transactions with Valero. The crude oil and refined petroleum products pipeline transportation and terminaling services we provided to Valero were settled through net parent investment, and payables and receivables related to these transactions were included as a component of net investment.
Prior to the Offering and the Acquisitions, our operating and general and administrative expenses included charges to our Predecessor for the management of our operations and the allocation of certain overhead and shared services expenses by Valero. These charges and allocations included such items as management oversight, information technology, legal, human resources, and other financial and administrative services. These allocations do not fully reflect the expenses that would have been incurred had we been a stand-alone limited partnership. Our management believes the charges allocated to our Predecessor were a reasonable reflection of the utilization of services provided and cannot be presumed to be carried out on an arm’s-length basis as the requisite conditions of competitive, free-market dealings may not have existed.
Agreements with Valero
The following agreements became effective on December 16, 2013, the date the Offering was completed. In connection with the Acquisitions, we entered into additional schedules and amendments to certain of these agreements, which became effective on July 1, 2014 or March 1, 2015, coinciding with the effective dates of each acquisition.
Commercial Agreements
In connection with the Offering, we entered into a master transportation services agreement and a master terminal services agreements (collectively, the commercial agreements) with Valero with respect to each of our Contributed Assets. Under these commercial agreements, we provide transportation and terminaling services to Valero and Valero pays us for minimum quarterly throughput volumes of crude oil and refined petroleum products, regardless of whether such volumes are physically delivered by Valero in any given quarter. These commercial agreements have initial terms through December 16, 2023 and, with the exception of our El Paso truck rack and Memphis truck rack, Valero has the option to renew the agreements with respect to each asset for one additional five-year term.
In connection with the acquisition of the Texas Crude Systems Business, we entered into additional schedules under these commercial agreements with respect to each system acquired. Each schedule has an initial term through July 1, 2024 with one five-year renewal at Valero’s option and contains minimum throughput requirements and inflation escalators.
In connection with the acquisition of the Houston and St. Charles Terminal Services Business, we entered into additional schedules under these commercial agreements with respect to each terminal acquired. Each schedule has an initial term through March 1, 2025 and, in the case of the Houston Terminal, provides us an option to renew for one additional five-year term, and, in the case of the St. Charles Terminal, provides us an option to renew through January 31, 2030.

VALERO ENERGY PARTNERS LP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Amended and Restated Omnibus Agreement
In connection with the Offering, we entered into an omnibus agreement with Valero, certain of its subsidiaries, and our general partner. The agreement was amended and restated in connection with the Acquisitions. The amended and restated agreement addresses the following matters:

•
our payment of an annual administrative fee (payable in equal monthly installments) for the management of our operations and general corporate services by Valero. The annual fee, initially in the amount of $7.9 million, was increased to $9.2 million per year in connection with the acquisition of the Texas Crude Systems Business and the annual increase was prorated in 2014 based on the number of days from July 1, 2014 to December 31, 2014. The annual fee was increased again on March 1, 2015 to $10.4 million per year in connection with the acquisition of the Houston and St. Charles Terminal Services Business and the annual increase will be prorated for the remainder of 2015 based on the number of days from March 1, 2015 to December 31, 2015;

•	our obligation to reimburse Valero for certain direct or allocated costs and expenses incurred by Valero on our behalf;

•	our right of first offer to acquire certain of Valero’s transportation and logistics assets for a period of five years after the closing of the Offering;

•
Valero’s obligation to indemnify us for certain environmental and other liabilities and our obligation to indemnify Valero for certain environmental and other liabilities related to our assets to the extent Valero is not required to indemnify us;

•	Valero’s right of first refusal to acquire certain of our assets;

•	the granting of a license from Valero to us with respect to use of certain Valero trademarks and tradenames; and

•	the prefunding of $3.5 million in 2013 by Valero for certain capital projects.
So long as Valero controls our general partner, the amended and restated omnibus agreement will remain in full force and effect. If Valero ceases to control our general partner, either party may terminate the amended and restated omnibus agreement, provided that the indemnification obligations will remain in full force and effect in accordance with their terms.
Amended Services and Secondment Agreement
In connection with the Offering, our general partner entered into a services and secondment agreement with Valero under which employees of Valero are seconded to our general partner to provide operational and maintenance services for certain of our pipelines and terminals, and we reimburse our general partner for these costs. During their period of secondment, the seconded employees are under the management and supervision of our general partner.
This agreement has an initial term through December 16, 2023 and will automatically extend for successive renewal terms of one year each, unless terminated by either party upon at least 30 days’ prior written notice

VALERO ENERGY PARTNERS LP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

before the end of the initial term or any renewal term. In addition, our general partner may terminate the agreement or reduce the level of services under the agreement at any time upon 30 days’ prior written notice.
In connection with the Acquisitions, our general partner entered into amended services and secondment agreements with Valero to provide for the secondment of employees to our general partner for the provision of services with respect to the assets acquired in the Acquisitions.
Tax Sharing Agreement
Under our tax sharing agreement with Valero, we are required to reimburse Valero for our share of state and local income and other taxes incurred by Valero as a result of our tax items and attributes being included in a combined or consolidated state tax return filed by Valero with respect to taxable periods including or beginning on the closing date of the Offering. The amount of any such reimbursement will be limited to any entity-level tax that we would have paid directly had we not been included in a combined group with Valero. While Valero may use its tax attributes to cause its combined or consolidated group, of which we may be a member for this purpose, to owe no tax, we are nevertheless required to reimburse Valero for the tax we would have owed had the attributes not been available or used for our benefit, even though Valero had no cash expense for that period.
Ground Lease Agreement
We entered into a ground lease agreement with Valero with respect to the land on which our Memphis truck rack is located. The ground lease agreement terminates on November 30, 2033, with no renewal periods. Initially, our base rent under the lease is $35,000 per year. Commencing on January 1, 2016 and annually thereafter, base rent will increase by a factor of 1.015 times. We are also required to pay Valero a customary expense reimbursement for taxes, utilities, and similar costs incurred by Valero related to the leased premises.
Lease and Access Agreements
In connection with the acquisition of the Houston and St. Charles Terminal Services Business, we entered into two lease and access agreements with Valero with respect to the land on which each terminal is located. Each agreement has an initial term through March 1, 2025 with four automatic successive renewal periods of five years each, provided that the final renewal period for the St. Charles terminal agreement will end on December 31, 2044. Either party may terminate the lease after the initial term by providing written notice. Initially, our base rent under the Houston and St. Charles terminal agreements is $1.7 million per year and $4.7 million per year, respectively, and each agreement is subject to annual inflation escalators.
Subordinated Credit Agreement
In connection with the acquisition of the Houston and St. Charles Terminal Services Business, we entered into a subordinated credit agreement with Valero as further described in Note 7.

VALERO ENERGY PARTNERS LP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Summary of Transactions
Receivables from related party consist of the following (in thousands):

	December 31,
	2014	2013
Trade receivables – related party	$10,515	$4,196
Due from (to) related party	(2,016)	2,954
Receivables from related party	$8,499	$7,150
The amounts shown in our balance sheets as deferred revenue from related party represent the unearned revenues from Valero associated with Valero’s quarterly deficiency payment, which is the result of Valero not meeting its minimum quarterly throughput commitments under our commercial agreements described above.
The following table reflects significant transactions with Valero (in thousands):

	Year Ended December 31, (a)
	2014	2013	2012
Operating revenues – related party	$129,180	$124,985	$115,889
Operating expenses	24,979	22,778	22,167
General and administrative expenses	10,136	7,375	6,781

(a) Financial information has been retrospectively adjusted for the acquisitions of the Texas Crude Systems Business and the Houston and St. Charles Terminal Services Business.
Net Investment
The following is a reconciliation of the amounts presented as net transfers from Valero on our statements of partners’ capital and statements of cash flows (in thousands).

	Year Ended December 31, (a)
	2014	2013	2012
Net transfers from Valero per statements of partners’ capital	$87,399	$65,432	$18,820
Less: Noncash transfers from (to) Valero	(264)	78	(2,248)
Net transfers from Valero per statements of cash flows	$87,663	$65,354	$21,068

(a) Financial information has been retrospectively adjusted for the acquisitions of the Texas Crude Systems Business and the Houston and St. Charles Terminal Services Business.

See Note 14 for additional information related to our noncash transfers from (to) Valero.

VALERO ENERGY PARTNERS LP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Concentration Risk
All of our operating revenues were derived from transactions with Valero and all of our receivables were due from Valero. Therefore, we are subject to the business risks associated with Valero’s business.
Leases

Prior to the Offering, our Predecessor leased some of our crude oil and refined petroleum products storage capacity to Valero. There were no minimum lease requirements under these Predecessor agreements. After the Offering and the acquisition of the Texas Crude Systems Business, certain of our system’s schedules under our commercial agreements with Valero are considered operating leases under U.S. GAAP. These agreements contain minimum throughput requirements and escalation clauses to adjust transportation tariffs and terminaling and storage fees to reflect changes in price indices. Revenues from all lease agreements are recorded within “operating revenues – related party” in our consolidated statements of income. Contingent lease revenues from these agreements totaled $5.5 million, $18.3 million, and $18.4 million for the years ended December 31, 2014, 2013, and 2012, respectively.

As of December 31, 2014, future minimum rentals to be received related to these noncancelable lease agreements were as follows (in thousands):

2015	$28,927
2016	28,927
2017	28,927
2018	28,927
2019	28,927
Thereafter	127,607
Total minimum rental payments	$272,242

VALERO ENERGY PARTNERS LP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

5.	PROPERTY AND EQUIPMENT
Major classes of property and equipment consisted of the following (in thousands):

	December 31, 2014 (a)
	Non-Leased Assets	Assets Under Operating Leases (c)	Total
Pipelines and related assets	$227,780	$45,695	$273,475
Terminals and related assets	432,047	72,326	504,373
Other	9,439	—	9,439
Land	4,672	—	4,672
Construction-in-progress	27,145	—	27,145
Property and equipment, at cost	701,083	118,021	819,104
Accumulated depreciation	(155,511)	(19,019)	(174,530)
Property and equipment, net	$545,572	$99,002	$644,574

	December 31, 2013 (b)
	Non-Leased Assets	Assets Under Operating Leases (c)	Total
Pipelines and related assets	$259,825	$6,442	$266,267
Terminals and related assets	343,094	17,417	360,511
Other	9,049	—	9,049
Land	4,672	—	4,672
Construction-in-progress	114,167	—	114,167
Property and equipment, at cost	730,807	23,859	754,666
Accumulated depreciation	(149,135)	(4,290)	(153,425)
Property and equipment, net	$581,672	$19,569	$601,241
_____________
(a) Financial information has been retrospectively adjusted for the acquisition of the Houston and St. Charles Terminal Services Business.
(b) Financial information has been retrospectively adjusted for the acquisitions of the Texas Crude Systems Business and the Houston and St. Charles Terminal Services Business.
(c) Represents assets owned by us for which we are the lessor (see Note 4). Certain assets acquired in the acquisition of the Texas Crude Systems Business were reflected as assets under operating leases on July 1, 2014.

VALERO ENERGY PARTNERS LP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

6.	OTHER LONG-TERM LIABILITIES
Asset Retirement Obligations
We have asset retirement obligations with respect to certain of our pipelines and terminals that we are required to perform under law or contract once the asset is retired from service, and we have recognized obligations to restore certain leased properties to substantially the same condition as when such property was delivered to us or to its improved condition as prescribed by the lease agreements. With respect to all other property and equipment, it is our practice and current intent to maintain these assets and continue to make improvements to these assets as warranted. As a result, we believe that these assets have indeterminate lives for purposes of estimating asset retirement obligations because dates or ranges of dates upon which we would retire these assets cannot reasonably be estimated at this time; therefore, no asset retirement obligations have been recorded for these assets as of December 31, 2014 and 2013. We will recognize a liability at such time when sufficient information exists to estimate a range of potential settlement dates that is needed to employ a present value technique to estimate fair value.
Changes in our asset retirement obligations were as follows (in thousands):

	December 31, (a)
	2014	2013	2012
Balance as of beginning of year	$931	$889	$849
Accretion expense	44	42	40
Balance as of end of year	$975	$931	$889

(a) Financial information has been retrospectively adjusted for the acquisitions of the Texas Crude Systems Business and the Houston and St. Charles Terminal Services Business.

We do not expect any short-term spending and, as a result, there is no current liability reported for asset retirement obligations as of December 31, 2014 and 2013. Accretion expense is reflected in depreciation expense.
There are no assets that are legally restricted for purposes of settling our asset retirement obligations.
Accrued Environmental Costs
We had accrued environmental costs of $85,000 and $161,000 as of December 31, 2014 and 2013, respectively, related to oversight costs for the cleanup at certain of our terminal locations, which is indemnified by Valero.

7.	DEBT AND CAPITAL LEASE OBLIGATIONS
Revolving Credit Facility
We have a $300.0 million senior unsecured revolving credit facility agreement (the Revolver) with a group of lenders. The Revolver matures in December 2018. The Revolver includes sub-facilities for swingline loans and letters of credit. Our obligations under the Revolver will be jointly and severally guaranteed by all of our directly owned material subsidiaries. As of December 31, 2014 and 2013, the only guarantor under the Revolver was our wholly owned subsidiary, Valero Partners Operating Co. LLC.

VALERO ENERGY PARTNERS LP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Outstanding borrowings under the Revolver bear interest, at our option, at either (a) the adjusted LIBO rate (as described in the Revolver) for the applicable interest period in effect from time to time plus the applicable margin or (b) the alternate base rate (as described in the Revolver) plus the applicable margin. The Revolver also provides for customary fees, including administrative agent fees, participation fees, and commitment fees.
The Revolver contains certain restrictive covenants, including a covenant that requires us to maintain a ratio of total debt to EBITDA (as described in the Revolver) for the prior four fiscal quarters of not greater than 5.0 to 1.0 as of the last day of each fiscal quarter (5.5 to 1.0 during the specified period following certain acquisitions). The Revolver contains representations and warranties, affirmative and negative covenants, and events of default that are usual and customary for an agreement of this type that could, among other things, limit our ability to pay distributions to our unitholders.
As of December 31, 2014 and 2013, there were no borrowings and no letters of credit outstanding under the Revolver. In addition, there were no borrowings or repayments under the Revolver during the years ended December 31, 2014 and 2013. As of December 31, 2014, our ratio of total debt to EBITDA, calculated in accordance with the terms of the Revolver, was 0.03.
In connection with the acquisition of the Houston and St. Charles Terminal Services Business as described in Note 3, we borrowed $200.0 million under the Revolver on March 2, 2015. This borrowing bears interest at a variable rate, which was 1.4375 percent as of March 2, 2015. Accrued interest is payable in arrears on each Interest Payment Date (as defined in the Revolver) and on the maturity date.
Subordinated Credit Agreement
On March 2, 2015, we entered into a subordinated credit agreement with Valero (the Loan Agreement) under which we borrowed $160.0 million (the loan) to finance a portion of the Houston and St. Charles Terminal Services Business. The loan matures on March 1, 2020 and may be prepaid at any time without penalty; we are not permitted to reborrow amounts. The loan bears interest at the LIBO Rate (as defined in the Loan Agreement) plus the applicable margin. Accrued interest is payable in arrears on each Interest Payment Date (as defined in the Loan Agreement) and on the maturity date. As of March 2, 2015, the interest rate was 1.4219 percent.

Capital Lease Obligations
We have certain pipeline assets under capital lease agreements. These capital lease agreements have remaining terms that expire during 2016 and have automatic renewal terms for 30 years with renewal rentals adjusted for inflation. As of December 31, 2014, our future minimum rentals for our capital leases were as follows (in thousands):

2015	$1,414
2016	963
Total minimum rental payments	2,377
Less interest expense	(264)
Unamortized fair value adjustment	606
Capital lease obligations	$2,719

VALERO ENERGY PARTNERS LP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The unamortized fair value adjustment is the remaining balance as of December 31, 2014 of a fair value adjustment recorded in connection with capital leases acquired by our Predecessor as part of a business acquisition in September 2005.

8.	COMMITMENTS AND CONTINGENCIES
Operating Leases
We have long-term operating lease commitments for land used in the terminaling and transportation of crude oil and refined petroleum products. Certain leases contain escalation clauses and renewal options that allow for the same rental payment over the lease term or a revised rental payment based on fair rental value or negotiated value. Currently, our ground lease with Valero does not contain a renewal option. We expect that, in the normal course of business, our leases will be renewed or replaced by other leases.
As of December 31, 2014, our future minimum rentals for leases having initial or remaining noncancelable lease terms in excess of one year were as follows (in thousands):

2015	$348
2016	85
2017	83
2018	69
2019	41
Thereafter	623
Total minimum rental payments	$1,249
Rental expense for all operating leases was $1.0 million, $1.2 million, and $1.1 million for the years ended December 31, 2014, 2013, and 2012, as retrospectively adjusted for the acquisitions of the Texas Crude Systems Business and the Houston and St. Charles Terminal Services Business.
Litigation Matters
From time to time, we are party to claims and legal proceedings arising in the ordinary course of business. We also may be required by existing laws and regulations to report the release of hazardous substances and begin a remediation study. We have not recorded a loss contingency liability as there are no matters for which we have determined that a loss has been incurred. We re-evaluate and update our loss contingency liabilities as matters progress over time, and we believe that any changes to the recorded liabilities will not be material to our financial position, results of operations, or liquidity.

VALERO ENERGY PARTNERS LP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

9.	CASH DISTRIBUTIONS
Our partnership agreement prescribes the amount and priority of cash distributions that the common and subordinated unitholders and general partner will receive. Our distributions are declared subsequent to quarter end. The table below summarizes information related to our quarterly cash distributions:

Quarterly Period Ended	Total Quarterly Distribution (Per Unit)	Total Cash Distribution (In Thousands)	Declaration Date	Record Date	Distribution Date
December 31, 2014	$0.266	$15,829	January 26, 2015	February 5, 2015	February 12, 2015
September 30, 2014	0.24	14,102	October 14, 2014	October 31, 2014	November 12, 2014
June 30, 2014	0.2225	13,074	July 15, 2014	August 1, 2014	August 13, 2014
March 31, 2014	0.2125	12,487	April 17, 2014	May 1, 2014	May 14, 2014
December 31, 2013	0.037	2,174	January 20, 2014	January 31, 2014	February 12, 2014
The following table reflects the allocation of total cash distributions to the general and limited partners and distribution equivalent right (DER) payments (see Notes 10 and 11 for a description of DERs) applicable to the period in which the distributions and DERs were earned (in thousands):

	Year Ended December 31, 2014	December 16, 2013 through December 31, 2013
General partner’s distributions:
General partner’s distributions	$1,110	$44
General partner’s incentive distribution rights (IDRs)	194	—
Total general partner’s distributions	1,304	44
Limited partners’ distributions:
Common – public	16,232	638
Common – Valero	10,859	427
Subordinated – Valero	27,091	1,065
Total limited partners’ distributions	54,182	2,130
DERs	6	—
Total cash distributions, including DERs	$55,492	$2,174

VALERO ENERGY PARTNERS LP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

10.	NET INCOME PER LIMITED PARTNER UNIT
Net income per limited partner unit is calculated only for the periods subsequent to the Offering as no units were outstanding prior to the Offering. Payments made to our unitholders are determined in relation to actual distributions declared and are not based on the net income allocations used in the calculation of net income per limited partner unit.
Basic and diluted net income per limited partner unit is determined pursuant to the two-class method for master limited partnerships. The two-class method is an earnings allocation formula that is used to determine earnings to our general partner, common unitholders, and participating securities according to (i) distributions pertaining to each period’s net income and (ii) participation rights in undistributed earnings.
We calculate net income available to limited partners based on the distributions pertaining to each period’s net income. After considering the appropriate period’s distributions, the remaining undistributed earnings or excess distributions over earnings, if any, are allocated to the general partner, limited partners, and other participating securities in accordance with the contractual terms of our partnership agreement and as prescribed under the two-class method. Participating securities include IDRs and awards under our 2013 ICP (defined in Note 11) that receive DERs, as further discussed in Note 11. However, the terms of our partnership agreement limit the general partner’s incentive distribution to the amount of available cash, which, as defined in our partnership agreement, is net of reserves deemed appropriate. As such, IDRs are not allocated undistributed earnings or distributions in excess of earnings in the calculation of net income per limited partner unit. Diluted net income per limited partner unit is computed based on the weighted-average number of units plus the effect of dilutive potential units outstanding during the period using the two-class method.

VALERO ENERGY PARTNERS LP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Net income per unit for the year ended December 31, 2014 and for the period from the date of the Offering (December 16, 2013) to December 31, 2013 was computed as follows (in thousands, except per unit amounts):

	Year Ended December 31, 2014
		Limited Partners
	General Partner	Common Units	Subordinated Units	Restricted Units	Total
Allocation of net income to determine net income available to limited partners:
Distributions, excluding general partner’s IDRs	$1,110	$27,091	$27,091	$—	$55,292
General partner’s IDRs	194	—	—	—	194
DERs	—	—	—	6	6
Distributions and DERs declared	1,304	27,091	27,091	6	55,492
Undistributed earnings	75	1,857	1,857	—	3,789
Net income available to limited partners – basic	$1,379	28,948	28,948	$6	$59,281
Add: DERs		6	—
Net income available to limited partners – diluted		$28,954	$28,948

Net income per limited partner unit – basic:
Weighted-average units outstanding		28,790	28,790

Net income per limited partner unit – basic		$1.01	$1.01

Net income per limited partner unit – diluted:
Weighted-average units outstanding		28,790	28,790
Common equivalent units for restricted units		1	—
Weighted-average units outstanding – diluted		28,791	28,790

Net income per limited partner unit – diluted		$1.01	$1.01

VALERO ENERGY PARTNERS LP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

	December 16, 2013 through December 31, 2013
		Limited Partners
	General Partner	Common Units	Subordinated Units	Total
Allocation of net income to determine net income available to limited partners:
Distributions	$44	$1,065	$1,065	$2,174
Excess distributions over earnings	(3)	(65)	(65)	(133)
Net income available to limited partners – basic and diluted	$41	$1,000	$1,000	$2,041

Net income per limited partner unit – basic and diluted:
Weighted-average units outstanding		28,790	28,790

Net income per limited partner unit – basic and diluted:		$0.03	$0.03

11.	UNIT-BASED COMPENSATION
Our general partner maintains the Valero Energy Partners LP 2013 Incentive Compensation Plan (2013 ICP)under which various unit and unit-based awards may be granted to employees and non-employee directors. Awards under the 2013 ICP may include, but are not limited to, options to purchase common units, performance awards that vest upon the achievement of an objective performance goal, unit appreciation rights, and restricted units that vest over a period determined by the plan. The 2013 ICP was approved by the board of directors and the sole member of our general partner on November 26, 2013. As of December 31, 2014, 2,994,792 common units were available to be awarded under the 2013 ICP.
On January 20, 2014, a grant of 1,736 restricted units was made under the 2013 ICP to each of our three independent directors for a total of 5,208 restricted units, in tandem with an equal number of DERs. The weighted-average grant-date fair value was $34.575 per unit. This grant resulted in the recognition of unit-based compensation expense and an increase in partners’ capital of $68,000 for the year ended December 31, 2014. These restricted units are scheduled to vest on January 20, 2017, subject to the terms of the plan, at which time, each participant will be entitled to receive an equal number of unrestricted common units of the Partnership. The DERs entitle the participant to a cash payment equal to the cash distribution per unit paid on our outstanding common units and is paid to the participant in cash as of each record payment date during the period the restricted units are outstanding. As of December 31, 2014, there was $156,000 of unrecognized compensation cost related to outstanding unvested restricted units that is expected to be recognized over a weighted-average period of approximately two years.
On January 8, 2015, a grant of 1,481 restricted units was made under the 2013 ICP to each of our three independent directors for a total of 4,443 restricted units, in tandem with an equal number of DERs. The weighted-average grant-date fair value was $40.513 per unit. These restricted units will vest annually in equal one-third increments on each anniversary of the restricted units’ grant date.

VALERO ENERGY PARTNERS LP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

12.	INCOME TAXES
Components of income tax expense were as follows (in thousands):

	Year Ended December 31, (a)
	2014	2013	2012
Current U.S. state	$505	$493	$553
Deferred U.S. state	43	941	—
Income tax expense	$548	$1,434	$553

(a) Financial information has been retrospectively adjusted for the acquisitions of the Texas Crude Systems Business and the Houston and St. Charles Terminal Services Business.
We are not a taxable entity for U.S. federal income tax purposes or for the majority of states that impose an income tax. Taxes on our net income generally are borne by our partners through the allocation of taxable income. Our income tax expense results from state laws that apply to entities organized as partnerships, specifically in the state of Texas. The difference between income tax expense recorded by us and income taxes computed by applying the statutory federal income tax rate (35 percent for all years presented) to income before income tax expense is due to the fact that the majority of our income is not subject to federal income tax at the entity level as described above.
Deferred income tax liabilities relate to the tax effects of significant temporary differences in property and equipment resulting from a change in the Texas margin tax law during the second quarter of 2013. This change in the tax law allows certain pipeline entities to take a depreciation deduction for purposes of computing the Texas margin tax.
As of December 31, 2014 and 2013, we had no liability reported for unrecognized tax benefits. We did not have any interest or penalties related to income taxes during the years ended December 31, 2014, 2013, and 2012.

13.	EMPLOYEE BENEFIT PLANS
Employees of Valero who directly or indirectly support our operations participate in the pension, postretirement health and life insurance, and defined contribution benefit plans sponsored by Valero. Valero charges us for these costs associated with its employees who provide direct services to us for the operation of our pipeline and terminal systems under our services and secondment agreement, but we are not separately charged for these costs associated with Valero’s employees who provide indirect support to us for the management of our operations and general corporate services under our omnibus agreement, as we pay an annual fee to Valero under that agreement. Costs associated with these benefit plans were included in the costs allocated to our Predecessor from Valero.

VALERO ENERGY PARTNERS LP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Our share of pension and postretirement costs and defined contribution plan costs was as follows (in thousands):

	Year Ended December 31, (a)
	2014	2013	2012
Pension and postretirement costs	$81	$965	$834
Defined contribution plan costs	71	357	367

(a) Financial information has been retrospectively adjusted for the acquisitions of the Texas Crude Systems Business and the Houston and St. Charles Terminal Services Business.

14.	SUPPLEMENTAL CASH FLOW INFORMATION
In order to determine net cash provided by operating activities, net income is adjusted by, among other things, changes in current assets and current liabilities as follows (in thousands):

	Year Ended December 31,
	2014	2013	2012
Decrease (increase) in current assets:
Receivables from related party	$2,945	$(6,318)	$—
Prepaid expenses and other	(451)	(9)	250
Increase (decrease) in current liabilities:
Accounts payable	(4,778)	2,403	—
Accrued liabilities	896	158	—
Taxes other than income taxes	31	734	—
Deferred revenue from related party	39	85	—
Changes in current assets and current liabilities	$(1,318)	$(2,947)	$250
The above changes in current assets and current liabilities differ from changes between amounts reflected in the applicable balance sheets for the respective periods for the following reasons:

•	amounts accrued for capital expenditures are reflected in investing activities when such amounts are paid, and

•	amounts accrued for offering costs and debt issuance costs are reflected in financing activities when paid.

VALERO ENERGY PARTNERS LP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Noncash activities for the years ended December 31, 2014, 2013, and 2012 were as follows (in thousands):

	Year Ended December 31, (a)
	2014	2013	2012
Receivables from related party:
Debt issuance costs owed to related party	$—	$1,071	$—
Offering costs owed to related party	—	3,223	—
Amounts due from related party	—	(5,126)	—
Transfer (from) to Valero for:
Indemnification of environmental costs	—	(85)	—
Deferred income taxes	(153)	—	—
Property and equipment, net	—	764	—
Change in accrued capital expenditures	417	(757)	2,248
Capital expenditures included in accounts payable	(786)	(761)	—
Reduction to property and equipment, net due to capital lease obligation modification	—	913	—

(a) Financial information has been retrospectively adjusted for the acquisitions of the Texas Crude Systems Business and the Houston and St. Charles Terminal Services Business.

Cash flows related to interest and income taxes paid were as follows (in thousands):

	Year Ended December 31, (a)
	2014	2013	2012
Interest paid	$899	$602	$743
Income taxes paid	74	493	553

(a) Financial information has been retrospectively adjusted for the acquisitions of the Texas Crude Systems Business and the Houston and St. Charles Terminal Services Business.

15.	FAIR VALUE OF FINANCIAL INSTRUMENT
The fair value of cash and cash equivalents approximates the carrying value due to the low level of credit risk of these assets combined with their market interest rates. The fair value measurement for cash and cash equivalents is categorized as Level 1 in the fair value hierarchy. Fair values determined by Level 1 inputs utilize unadjusted quoted prices in active markets for identical assets.

VALERO ENERGY PARTNERS LP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

16.	QUARTERLY FINANCIAL DATA (UNAUDITED)
The following tables summarize quarterly financial data for the years ended December 31, 2014 and 2013 (in thousands, except per unit amounts) as retrospectively adjusted for the acquisitions of the Texas Crude Systems Business and the Houston and St. Charles Terminal Services Business. Net income per unit is only calculated after the Offering, as no units were outstanding prior to December 16, 2013.

	2014 Quarter Ended
	March 31 (a)	June 30 (a)	September 30 (b)	December 31 (b)
Operating revenues – related party	$29,489	$31,843	$33,666	$34,182
Operating income	4,239	6,035	5,845	3,004
Net income	4,520	6,157	5,658	2,872
Net income attributable to partners	10,482	12,200	17,543	19,056
Limited partners’ interest in net income	10,272	11,956	17,192	18,482
Net income per limited partner unit – basic:
Common units	0.18	0.21	0.30	0.32
Subordinated units	0.18	0.21	0.30	0.32
Net income per limited partner unit – diluted:
Common units	0.18	0.21	0.30	0.32
Subordinated units	0.18	0.21	0.30	0.32

	2013 Quarter Ended
	March 31 (a)	June 30 (a)	September 30 (a)	December 31 (a)
Operating revenues – related party	$29,993	$29,911	$32,012	$33,069
Operating income	6,945	4,986	6,078	5,829
Net income	6,773	3,528	5,946	6,268
Net income attributable to partners	n/a	n/a	n/a	2,041
Limited partners’ interest in net income	n/a	n/a	n/a	2,000
Net income per limited partner unit – basic and diluted:
Common units	n/a	n/a	n/a	0.03
Subordinated units	n/a	n/a	n/a	0.03

(a) Financial information has been retrospectively adjusted for the acquisitions of the Texas Crude Systems Business and the Houston and St. Charles Terminal Services Business.
(b) Financial information has been retrospectively adjusted for the acquisition of the Houston and St. Charles Terminal Services Business.

VALERO ENERGY PARTNERS LP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The following tables present our previously reported quarterly financial data giving effect to the acquisitions of the Texas Crude Systems Business and the Houston and St. Charles Terminal Services Business (in thousands):

	Previously Reported	Texas Crude Systems Business	Houston and St. Charles Terminal Services Business	Currently Reported
Quarter ended March 31, 2014:
Operating revenues – related party	$21,531	$7,958	$—	$29,489
Operating income (loss)	10,152	4,776	(10,689)	4,239
Net income (loss)	10,482	4,727	(10,689)	4,520

Quarter ended June 30, 2014:
Operating revenues – related party	23,660	8,183	—	31,843
Operating income (loss)	12,050	4,784	(10,799)	6,035
Net income (loss)	12,200	4,756	(10,799)	6,157

Quarter ended September 30, 2014:
Operating revenues – related party	33,666	—	—	33,666
Operating income (loss)	17,730	—	(11,885)	5,845
Net income (loss)	17,543	—	(11,885)	5,658

Quarter ended December 31, 2014:
Operating revenues – related party	34,182	—	—	34,182
Operating income (loss)	19,188	—	(16,184)	3,004
Net income (loss)	19,056	—	(16,184)	2,872

Quarter ended March 31, 2013:
Operating revenues – related party	23,478	6,515	—	29,993
Operating income (loss)	14,656	3,559	(11,270)	6,945
Net income (loss)	14,520	3,523	(11,270)	6,773

Quarter ended June 30, 2013:
Operating revenues – related party	22,865	7,046	—	29,911
Operating income (loss)	12,973	3,957	(11,944)	4,986
Net income (loss)	11,613	3,859	(11,944)	3,528

VALERO ENERGY PARTNERS LP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

	Previously Reported	Texas Crude Systems Business	Houston and St. Charles Terminal Services Business	Currently Reported
Quarter ended September 30, 2013:
Operating revenues – related party	$23,600	$8,412	$—	$32,012
Operating income (loss)	11,997	5,105	(11,024)	6,078
Net income (loss)	11,924	5,046	(11,024)	5,946

Quarter ended December 31, 2013:
Operating revenues – related party	24,586	8,483	—	33,069
Operating income (loss)	11,601	5,481	(11,253)	5,829
Net income (loss)	12,094	5,427	(11,253)	6,268